EXHIBIT 10.2
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                            [GRAPHIC OMITTED - LOGO]

                                 C A R N I V A L
                              C O R P O R A T I O N



STRICTLY PRIVATE & CONFIDENTIAL
ADDRESSEE ONLY

                                                         June 25, 2003


John McNulty
Senior Director
Goldman Sachs
One North Pond Drive
Short Hills, NJ 07078

Dear Mr. McNulty,

I am pleased to confirm your appointment as a director of the Company (the "Appointment"). The terms of the Appointment are set forth below.

The Appointment is subject to applicable law and the provisions of the Company's Third Amended and Restated Articles of Incorporation (the "Articles") and the Amended and Restated Bylaws (the "Bylaws") regarding, without limitation, the powers vested in the Board, eligibility, term of appointment, effectiveness of appointment, resignation, removal, disqualification and compensation of directors of the Company.

1.       TERM OF APPOINTMENT

1.1 The Appointment shall terminate without any entitlement to compensation upon your resignation, removal, disqualification or death as set forth in the Bylaws.

1.2 Upon the termination of the Appointment, you shall (a) cease to be a director of Carnival plc, and (b) surrender to an authorized representative of the Company all correspondence, documents (including without limitation board minutes and board papers), copies thereof or other property of the Company, Carnival plc, and all of their subsidiaries and affiliates (collectively the "Group") made or received by you in the course of your directorship (whether before or after the date of this letter).

2.       DUTIES AND FEES

2.1 You shall carry out such duties as set forth in the Articles and Bylaws and as otherwise agreed to by the Board (the "Duties").

2.2 You will be entitled to a fee for your services as a director of $40,000 per annum. If you serve on a Board committee, you will receive an additional fee of $2,500 per annum ($5,000 for the audit committee). If you are required to act as chairman of a Board committee you will be entitled to an additional fee of $5,000 per annum ($10,000 for the audit committee). In addition, attendance fees for Board and committee meetings will also be paid ranging from $1,000 to $5,000 per meeting. A

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         compensation table which sets forth all such fees is annexed to this letter for your reference.

2.3 The Company will reimburse to you reasonable expenses incurred in the performance of the Duties. The Company may request receipts or other evidence of expenditure prior to any reimbursement pursuant to this clause 2.3.

2.4      The compensation and reimbursement arrangements set forth in clauses
         2.2 and 2.3 hereof are subject to change as determined by the Board from time to time.

3.       CONFIDENTIAL INFORMATION

3.1 You agree that, during the continuance of the Appointment or afterwards (unless authorised to do so by the Board or by a court of competent jurisdiction), you will not use for your own or another's benefit or disclose or permit the disclosure of any confidential information of any member of the Group which you have obtained by virtue of the Appointment or your employment by the Company or in respect of which the Company is bound by an obligation of confidence to a third party. Confidential information shall include, without limitation, lists or details of customers, information relating to the working of any product, process, invention, improvement or development carried on or used by any member of the Group, information relating to research projects, know-how, prices, discounts, mark-ups, future business strategy, marketing, tenders, any price sensitive information and information concerning the Company's intellectual property portfolio and strategy.

3.2 The restrictions contained in this clause shall cease to apply to any confidential information which may (other than by reason of your breach of these terms) become available to the public generally, but any such use will be subject to any restrictive covenants to which you are a party.

4.       INDEMNITY

         In the event that you (or your heirs, executors or administrators) is made a party or is threatened to be made a party to or witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director of the Company or Carnival plc, the Company shall (i) indemnify you against all expenses of any kind whatsoever (including attorneys' fees and expenses to enforce this indemnity), judgments, fines and amounts paid in settlement actually incurred by you in connection with such action, suit or proceeding and
         (ii) pay or advance to you in advance of final disposition of such action, suit or proceeding, within 20 days of the submission of an invoice therefore, all such expenses incurred in connection therewith, in each case of (i) and (ii) to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the Republic of Panama and any other applicable law, as from time to time in effect. Such right of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which you may be entitled apart from the foregoing provisions.

5.       INSURANCE

         To the extent possible, the Company will use its reasonable efforts to maintain appropriate directors' and officers' liability insurance for your benefit.

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6.       CODE OF BUSINESS CONDUCT AND ETHICS

         You agree to observe the provisions of the Company's code of business conduct and ethics.

7.       MISCELLANEOUS

7.1 Nothing in this letter shall create the relationship of employee and employer between you and the Company.

7.2 The agreement contained in this letter shall be governed by, and construed in accordance with, Florida law and shall be subject to the exclusive jurisdiction of the courts located in Miami-Dade County, Florida.

7.3 This appointment letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this appointment letter, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

8.       ENTIRE AGREEMENT

         This appointment letter represents the entire understanding, and constitutes the whole agreement, in relation to the Appointment and supersedes any previous agreement between yourself and the Company with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

Kindly confirm your agreement to the terms set out above by signing the enclosed copy of this letter. Please return the copy to me at the above address.


CARNIVAL CORPORATION


By: /s/ Howard S. Frank
    -------------------------
    Name:  Howard S. Frank
    Title: Vice Chairman



AGREED AND ACCEPTED BY:


/s/ John McNulty
-----------------------------
John McNulty


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ANNEX

                                                       AUDIT COMMITTEE               OTHER COMMITTEES
                              BOARD MEMBER         CHAIR              MEMBER       CHAIR          MEMBER
Annual Retainer                 $40,000           $10,000             $5,000       $5,000          $2,500
  Attendance Fee
Attendance Fee

Meeting in Person                 5,000             2,500              2,500        2,000           2,000

By Phone                          2,000             1,000              1,000        1,000           1,000